As filed with the Securities and Exchange Commission on December 17, 1999
                                                        Reg. No. __________
   ===========================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         FIRSTLINK COMMUNICATIONS, INC.
            ------------------------------------------------------
              (Exact name of issuer as specified in its charter)

      OREGON                                           93-1197477
----------------------------                      ---------------------
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                    Identification No.)

                190 SW Harrison Street, Portland, Oregon 97201
            -------------------------------------------------------
         (Address of principal executive offices, including Zip Code)

                 1997 Restated Combined Incentive Stock Option
                      and Nonqualified Stock  Option Plan

                   1998-1999 Combined Incentive Stock Option
                      and Nonqualified Stock  Option Plan

                     1999 Combined Incentive Stock Option
                      and Nonqualified Stock Option Plan
              ---------------------------------------------------
                           (Full title of the plans)

                                A. Roger Pease
                                   President
                                190 SW Harrison
                            Portland, Oregon 97201
                ----------------------------------------------
                    (Name and address of agent for service)

                                (503) 306-4444
        --------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                                   Copy To:
                            David H. Drennen, Esq.
                             Neuman & Drennen, LLC
                         5445 DTC Parkway, Penthouse 4
                          Englewood, Colorado  80111
                                (303) 221-4700

===========================================================================

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------
                                       Proposed       Proposed
Title of                                Maximum        Maximum     Amount of
Securities to be     Amount to be   Offering Price    Aggregate    Registra-
Registered            Registered     Per Share(1) Offering Price(1)tion Fee

   ---------------------------------------------------------------------------


Common Stock, no        566,668          $1.57        $892,794      $235.70
par value (1)

Common Stock, no       3,000,000         $7.38       $22,140,000   $5,844.96
par value (2)
                      -----------     ----------    ------------   ---------
Total                  3,556,668        $______      $23,032,794   $6,080.66
---------------------------------------------------------------------------

(1) Shares issuable upon exercise of options that have been granted under the Registrant's 1997 Restated Combined Incentive Stock Option and Nonqualified
Stock Option Plan and the Registrant's 1998-1999 Combined Incentive Stock
Option and Nonqualified Stock Option Plan. The maximum offering price per share is the weighted average exercise price of those options.

(2) Shares issuable upon exercise of options that may be granted under the 1999 Incentive Plan. The maximum offering price is estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Act").
     The offering price per share and aggregate offering price are based on the last sale price of Registrant's Common Stock on December 16, 1999, as reported on Nasdaq.



         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.




                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by FirstLink Communications, Inc., an Oregon corporation (the "Company" or the "Registrant") with the Securities and Exchange Commission ("Commission") are incorporated into this Registration
Statement:

     (1) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, dated November 12, 1999;

     (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, dated August 13, 1999;

     (3) The Company's Definitive Proxy Statement for its Special Meeting of Shareholders, as filed with the Commission on November 12, 1999;

     (4)  The Company's Current Report on Form 8-K dated August 9, 1999;

     (5) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999, as filed with the Commission on May 13, 1999;

     (6) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 as filed with the Commission on April 13, 1999;

     (7) A description of the Company's common stock as contained in the Company's Registration Statement on Form SB-2 (Registration No. 333-49291) filed with the Commission on April 2, 1999; and

     (8) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.


                           DESCRIPTION OF SECURITIES

     Not applicable.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.



                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation limit the liability of a directors for monetary damages for his conduct as a director, except for:

-         Any breach of his duty of loyalty to FirstLink or its shareholders,

- Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,

- Dividends or other distributions of corporate assets from which the director derives an improper personal benefit.

-         Liability under federal securities law.

The effect of this provisions is to eliminate our right and the right of our shareholders (through shareholder's derivative suits on our behalf) to recover monetary damages against a director for breach of his fiduciary duty of care as a director, except for the acts described above. This provisions does not limit or eliminate our right or the right of a shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care. Our by-laws provide that if Oregon law is amended, in the case of alleged occurrences of actions or omissions preceding any such amendment, the amended indemnification provisions shall apply only to the extent that the amendment permits us to provide broader indemnification rights than the law permitted prior to such amendment.

Our articles of incorporation and by-laws also provide that we shall indemnify, to the full extent permitted by Oregon law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents. The indemnification is against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons in accordance with these provisions, or otherwise, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     Our articles of incorporation permit and its By-laws require us to indemnify officers and directors to the fullest extent permitted by the Oregon Business Corporation Law (OBCA). We have also entered into agreements to indemnify our directors and executive officers to provide the maximum indemnification permitted by Oregon law. These agreements, among other provisions, provide indemnification for certain expenses (including attorney fees), judgments, fines and settlement amounts incurred in any action or proceeding, including any action by or in our right.

     Article VI of the our by-laws permits us to indemnify our directors, officers, employees and agent to the maximum extent permitted by the OBCA.
Section 317 of the OBCA provides that a corporation has the power to indemnify and hold harmless a director, officer, employer, or agent of the corporation who is or is made a party or is threatened to be made a party to any threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss actually and reasonably incurred by such person in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably in connection therewith.

     If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if such person acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and its shareholders. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite such adjudication but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     Where any such person is successful in any such proceeding, such person is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless order by a court), indemnification is made by the corporation upon determination by it that indemnification of such person is proper in the circumstances because such person has met the applicable standard or conduct.

     A corporation may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the person is not eligible for indemnification.

     The indemnification rights provided in Section 317 of the OBCA are not exclusive of additional rights to indemnification for breach of duty to the corporation and its shareholders to the extent additional rights are authorized in the corporation's articles of incorporation and are not exclusive of any other rights to indemnification under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, with as to action in his or her office and as to action in another capacity which holding such office.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.   EXHIBITS

          Exhibit
          Number    Description
         ---------  -----------

           3.1      Articles of Incorporation (1)

          *5.1 Opinion of Neuman & Drennen, LLC relating to the issuance of shares of Common Stock pursuant to the 1997 Restated Combined Incentive Stock Option and Nonqualified Stock Option Plan; and the 1998-1999 Combined Incentive Stock Option and Nonqualified Stock Option Plan; and the 1999 Incentive Plan.

          *23.1     Consent of Neuman & Drennen, LLC

          *23.2     Consent of KPMG LLP, Certified Public Accountants.

          *24.1     Power of Attorney.  Reference is made to Signature page.

          *99.1 1997 Restated Combined Incentive Stock Option and Nonqualified Stock Option Plan.

          *99.2 1998-1999 Combined Incentive Stock Option and Nonqualified Stock Option Plan

           99.3     1999 Incentive Plan (2)

------------------------------------------------------------
     *    Filed herewith

     (1) Incorporated by reference from Exhibit 3.1 to the Company's Registration Statement on Form SB-2, Registration No. 33-49291.

     (2) Incorporated by reference from Appendix E to the Company's Definitive Proxy Statement filed with the Commission on November 12, 1999.



                                 UNDERTAKINGS

1.   The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement:

     i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

     ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a) (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporate by reference in the registration statement.

     (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned Registrant hereby undertakes to deliver, or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to Securityholders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

4. Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 17, 1999.

                                   FIRSTLINK COMMUNICATIONS, INC.

                                   By:  /s/ A. Roger Pease
                                   ----------------------------------
                                   A. Roger Pease
                                   President and Chief Executive Officer

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Roger Pease and Jeffrey S. Sperber, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                     Position                 Date

/s/ A. Roger Pease           President, Chief Executive     12/17/99
----------------------------   Officer and Director         -------
A. Roger Pease

/s/ Jeffrey S. Sperber             Chief Financial          12/17/99
-----------------------------         Officer               --------
Jeffrey S. Sperber            (Principal Financial and
                                 Accounting Officer)

/s/ Thomas E. McChesney               Director              12/17/99
-------------------------------                             --------
Thomas E. McChesney

/s/ Robert F. Olsen                   Director              12/17/99
-------------------------------                             --------
Robert F. Olsen

/s/ James F. Twaddell                 Director              12/17/99
- ------------------------------                            --------
James F. Twaddell





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